Exhibit 99.1

Lilium announces intention to list on Nasdaq through a merger with Qell Acquisition Corp., and reveals development of its 7-Seater electric vertical take-off and landing jet

March 30, 2021

•	Lilium GmbH (“Lilium”) is positioned to be the global leader in regional electric air mobility. The 7-Seater Lilium Jet, an electric vertical take-off and landing jet, and Lilium’s service for people and goods, enable sustainable, high-speed transportation.

•	Combining with Qell Acquisition Corp., led by Barry Engle, a former president of General Motors North America, provides Lilium with access to capital and industry experience. Supports the planned launch of commercial operations in 2024.

•	Using Lilium’s proprietary Ducted Electric Vectored Thrust (“DEVT”) technology, the 7-Seater Lilium Jet is projected to deliver the best unit economics, with market-leading capacity, low noise and high performance.

•	Technology for the 7-Seater Lilium Jet has been developed over five years and proven across four generations of technology demonstrator aircraft. CRI-A01 certification basis was received from EASA in 2020.

•	Lilium has over 400 engineers and a leadership team responsible for delivering some of the most complex aircraft in aviation history.

•	Partnerships are in place with world-leading aerospace, technology and infrastructure partners including Aciturri, Toray Industries, Lufthansa Aviation Training, Ferrovial and Tavistock Development Company.

•	Launch network in Florida planned, with up to 14 vertiport development sites confirmed, to be built and operated by Lilium’s infrastructure partners.

•	Transaction values the combined company at approximately $3.3 billion pro forma at the $10.00 per share PIPE price.

•	Total gross proceeds to the company are expected to be approximately $830 million, including approximately $380 million in cash currently held in trust (assuming minimal redemptions) and the proceeds of a $450 million PIPE investment, including investments by Baillie Gifford, funds and accounts managed by BlackRock, Tencent, Ferrovial, LGT and its direct impact investing arm Lightrock, Palantir, Atomico, FII Institute and private funds affiliated with PIMCO.

•	Combined company expected to add Barry Engle to the Board, joining current Board members including former Airbus CEO Tom Enders.

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Munich & San Francisco; March 30, 2021 [PR NEWSWIRE]: Lilium GmbH (“Lilium”), positioned to be the global leader in regional electric air mobility, with the development of its electric vertical take-off and landing jet, has entered into a definitive business combination agreement with Qell Acquisition Corp.(“Qell”), a publicly listed special purpose acquisition company (Nasdaq: QELL). Qell, led by Barry Engle, a former president of General Motors North America, is focused on developing next-generation, sustainable mobility. Upon closing of the transac-tion, the company will be called Lilium, and it is anticipated that ordinary shares will be listed on the Nasdaq under the ticker symbol LILM.

Lilium can revolutionize regional travel, saving people hours not minutes. Using its 7-Seater Lilium Jet, revealed today, Lilium’s regional shuttle service will enable sustainable, high-speed transportation. The 7-Seater Lilium Jet has market-leading capacity and is the first of Lilium’s serial aircraft. It is capable of quiet vertical take-off, allowing Lilium access to more landing sites and the opportunity to build higher network density, avoiding the need for expensive ground infrastructure. The 7-Seater Lilium Jet and regional shuttle service business model are projected to deliver the best unit economics, with passenger and enterprise opportunities.

The Lilium 7-Seater Jet

The Lilium 7-Seater Jet has a projected cruise speed of 175 mph at 10,000 feet and a range of 155+ miles, including reserves. It is the culmination of five years of technology development across four generations of technology demonstrators, including Lilium’s full-scale 5-Seater.

Lilium applied for concurrent type certification for a high-capacity aircraft with EASA and the FAA in 2018. Development of the 7-Seater Lilium Jet began in stealth mode following this milestone. In 2020 the 7-Seater Lilium Jet received CRI-A01 certification basis from EASA.

Lilium has successfully developed, tested and refined the underlying technology for electric vertical take-off and landing jets – Lilium’s proprietary Ducted Electric Vectored Thrust (“DEVT”) technology, along with key control systems, aircraft and battery architecture. DEVT technology enables Lilium to scale to higher-capacity aircraft and keep noise emissions and ground footprint low. More information about the 7-Seater Lilium Jet, and underlying technology, can be found at lilium.com/jet.

Daniel Wiegand, Co-Founder and CEO, Lilium:

“We’re incredibly excited to reveal the development of our 7-Seater Lilium Jet and announce the next stage of our growth. This is a validation of all the hard work over the last five years from our talented team and our world-class partners and investors.

Our vision is to create a sustainable and accessible mode of high-speed travel and bring this to every community. Transport infrastructure is broken. It is costly in personal time, space consumption and carbon emissions. We are pursuing our unique electric jet technology because it is the key to higher-capacity aircraft, with lower cost per seat mile while delivering low noise and low emissions.

Today’s announcement brings us closer to launching our passenger service. In Qell, we have found a partner who shares our ambition for sustainable mobility and brings tremendous experience in running mobility and hardware businesses.”

Barry Engle, Founder and CEO, Qell:

“We are thrilled to be partnering with Lilium to together build the leader in regional electric air mobility. Qell set out to find an exceptional and ambitious technology company, with significant growth potential — and in Lilium we have found that. Lilium has unique technology and one of the most accomplished engineering and commercial teams in electric aviation. The 7-Seater Lilium Jet is a game-changer for transportation.

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The experienced Qell leadership team is looking forward to working with Lilium. Our board has a collective set of experiences in growing businesses, strengthening operations, expanding globally, raising capital and creating long-term value.

I have spent my career in mobility and been part of the electrification of the automotive industry. The market and societal potential from the electrification of air travel is enormous. I, and the whole team at Qell, are excited for the impact Lilium can have and the part we can play.”

Path to Serial Production and Commercialization

The proceeds from the transaction are intended to fund the launch of commercial operations, planned for 2024. This includes the finalization of serial production facilities in Germany, launch of serial production aircraft and completion of type certification.

Lilium has put in place a rigorous aerospace program across all certification, design, testing and production phases, with maturity gates at every stage of the aircraft’s development cycle.

Lilium has over 400 engineers and a combined 4,000 years of aerospace experience. Lilium’s accomplished leadership team was previously responsible for developing and delivering some of the most successful and complex aircraft in aviation history, including the Airbus A320, A350 and A380, Eurofighter Typhoon, Gulfstream G650 and Harrier VTOL.

The 7-Seater Lilium Jet will be Lilium’s first aircraft to go into serial production. Lilium’s aircraft will have 30x fewer components than a commercial airliner and is designed for ease of manufacturability and scalability. Lilium applies automotive-style design for manufacturing methods and is designing for fully automated high-quality production of its engines, actuators and batteries.

Lilium is partnering with world-class suppliers whose technology and services have been certified in aerospace around the world for decades. This includes: Toray Industries, providing the carbon composites for the aircraft’s primary structures; Aciturri, manufacturing the fuselage and wing systems; and Lufthansa Aviation Training, training Lilium’s pilots.

To date, Lilium has secured approximately $200 million of commitments from infrastructure partners, including Ferrovial and Tavistock Development Company. Up to 14 vertiports are already planned in Florida. Lilium is also in advanced discussions with key infrastructure partners for 10 vertiports to build a network across Europe.

Transaction Overview

The transaction values the combined company at an implied $3.3 billion pro forma equity value at the $10.00 per share PIPE price. The combined company is expected to receive approximately $830 million of gross proceeds from a fully committed common stock PIPE offering of $450 million, along with approximately $380 million cash held in trust, assuming minimal redemptions of Qell’s existing public stockholders. The PIPE includes participation from leading strategic and long-term financial investors including Baillie Gifford, funds and accounts managed by BlackRock, Tencent, Ferrovial, LGT and its direct impact investing arm Lightrock, Palantir, Atomico, FII Institute and private funds affiliated with PIMCO. Net cash from the transaction will be used to fund the commercial launch of Lilium’s 7-Seater Jet. Lilium’s existing shareholders will roll 100% of their shares into the combined company. In addition, upon completion of the transaction, Daniel Wiegand will hold 3:1 super voting shares.

The Boards of Directors of both Lilium and Qell have unanimously approved the proposed business combination, which is expected to be completed in the second quarter of 2021, subject to the approval by Qell’s stockholders and the satisfaction or waiver of other customary closing conditions identified in the business combination agreement.

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Additional information about the proposed transaction will be provided in a Current Report on Form 8-K to be filed by Qell today with the U.S. Securities and Exchange Commission (“SEC”) and available at sec.gov.

Advisors

JP Morgan Securities LLC and Barclays Capital Inc. are acting as financial and capital markets advisors to Qell. Citi is acting as exclusive financial advisor to Lilium. JP Morgan Securities LLC, Barclays Capital Inc. and Citigroup Global Markets Inc. acted as lead placement agents for the PIPE transaction. Orrick Herrington & Sutcliffe LLP and Ropes & Gray LLP are serving as legal advisors to Lilium. Goodwin Procter LLP is serving as legal advisor to Qell. JPMorgan Securities LLC and Barclays Capital Inc. acted as the joint book-running managers of Qell’s IPO.

Investor Webcast

Lilium and Qell will host an investor webcast at 8.00 am ET, March 30, 2021 to present the transaction. To access the webcast, participants need to register in advance online by visiting https://www.webcast-eqs.com/ qellacquisition20210330. A pre-recorded version of the investor webcast will also be made available at qellspac.com, and a transcript of this webcast will be filed by Qell with the SEC.

About Lilium

Lilium’s vision is to create a sustainable and accessible mode of high-speed, regional transportation. Using the 7-Seater Lilium Jet, an electric vertical take-off and landing jet, offering leading capacity, low noise and high performance, Lilium is building a transport network and service for people and goods. Working in partnership with world-leading aerospace, technology and infrastructure partners, commercial operations are planned to launch in 2024. Lilium’s 600+-strong team includes over 400 aerospace engineers and a leadership responsible for delivering some of the most successful aircraft in aviation history. Founded in 2015, Lilium’s headquarters and manufacturing facilities are in Munich, Germany, with teams based across Europe and the U.S. To learn more, visit lilium.com.

About Qell

Formed in San Francisco in August 2020, Qell Acquisition Corp. (Nasdaq: QELL) is a publicly-traded special purpose acquisition company (“SPAC”) created to invest in a high-growth business in the next-generation mobility, transportation or sustainable industrial technology sectors. The management team, led by Barry Engle, has deep experience and networks across both incumbents and emerging technology companies.

Important Information About the Proposed Business Combination and Where to Find It

A full description of the terms of the transaction will be provided in a registration statement on Form F-4 to be filed with the SEC by Qell DutchCo B.V., which will later be converted into a Netherlands public limited liability company (naamloze vennootschap) (“Lilium N.V.”) that will include a prospectus with respect to Lilium N.V.’s securities to be issued in connection with the business combination and a proxy statement with respect to the shareholder meeting of Qell to vote on the business combination. Qell urges its investors, shareholders and other interested persons to read, when available, the preliminary proxy statement/prospectus filed with the SEC and documents incorporated by reference therein because these documents will contain important informa-tion about Qell, Lilium and the transaction. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholders of Qell as of a record date to be established for voting on the proposed business combination. Once available, shareholders will also be able to obtain a copy of the Form F-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge by directing a request to: Qell, info@qellspac.com. These documents will also be made available on Qell’s website. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, on the SEC’s website (sec.gov).

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Participants in the Solicitation Process

Qell, Lilium and their respective directors and executive officers may be deemed participants in the solicitation of proxies from Qell’s stockholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in Qell will be filed in the registration statement to be filed by Qell DutchCo B.V., which will later be converted into Lilium N.V. on Form F-4, which will include the proxy statement/prospectus, for the proposed business combination and be available, without charge, at sec.gov.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements regarding the benefits of the proposed business combination, the anticipated timing of the proposed business combination, Lilium’s, Qell’s and Lilium N.V.’s proposed business and business model, the markets and industry in which Lilium, Qell and Lilium N.V. (collectively, the “Lilium Group”) intend to operate, the anticipated timing of the commercialization and launch of the Lilium Group’s business in phases, and the expected results of the Lilium Group’s business and business model when launched in phases. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “antici-pate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Such statements are based on management’s belief or interpretation of information currently available. Forward-looking statements are predictions, projections and other statements about future events that are based on management’s current expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. The Lilium Group will operate in a rapidly changing emerging industry. New risks emerge every day. Given these risks and uncertainties, you should not rely on or place undue reliance on these forward-looking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to, the following risks: (i) the transaction may not be completed in a timely manner or at all, which may adversely affect the price of Qell’s securities; (ii) the transaction may not be completed by Qell’s business combination deadline and the potential failure to obtain an extension of the business combina-tion deadline if sought by Qell; (iii) the parties’ failure to satisfy the conditions to the consummation of the business combination, such as Qell’s shareholders or Lilium’s shareholders failing to adopt the business combination agreement, failing to satisfy the minimum trust account amount following redemptions by Qell’s public share-holders or an inability to secure necessary governmental and regulatory approvals; (iv) the Lilium Group’s ability to implement business plans, operating models, forecasts and other expectations and identify and realize additional business opportunities after the completion of the proposed business combination; (v) the failure of the Lilium Group and its current and future business partners to successfully develop and commercialize the Lilium Group’s business or significant delays in its ability to do so; (vi) the Lilium Group’s inability to secure or protect its intellectual property; (vii) the effect of the announcement or pendency of the proposed business combination on Lilium’s business relationships, performance and operations generally; and (viii) the outcome of any legal proceedings that may be instituted against Qell or the Lilium Group related to the proposed business combination. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. You are cautioned not to put undue reliance on forward-looking statements, and the Lilium Group assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

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No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any secu-rities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

CONTACT INFORMATION FOR INVESTORS	CONTACT INFORMATION FOR MEDIA

investors@lilium.com	Meredith Bell, Lilium
+41 79 432 57 79
meredith.bell@lilium.com
press@lilium.com

Emma Walsh, Milltown Partners (for Lilium)
+44 7827 289120
ewalsh@milltownpartners.com

Colleen Robar, Robar PR (for Qell)
+1 313 207-5960
crobar@robarpr.com

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